Exhibit 10.39

Description of 2006 Incentive Compensation Plan

The Compensation Committee of the Board of Directors of Remington approved the 2006 Incentive Compensation Plan (the “2006 Plan”) at its March 23, 2006 meeting. The 2006 Plan is for the Company’s officers and certain other employees and is based on the performance of the Company compared to performance targets for 2006 approved by the Board of Directors. The 2006 Plan provides for eligible participants to earn incentive compensation upon the Company achieving 100% of the performance target, with increases in the portion of the potential incentive compensation earned with higher performance of the Company. No incentive compensation will be payable if the Company fails to achieve the minimum performance target. The unit of measure for the Company is EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) as adjusted for certain non-recurring or unusual transactions. The 2006 Plan calls for the payment of earned incentive compensation by the end of the Company’s first quarter 2007.